Exhibit 10.1

[Trane Technologies Letterhead]
June 3, 2020

Mr. David S. Regnery
[Address Redacted]

Dear Dave:

Congratulations on your promotion to President and Chief Executive Officer of Trane Technologies plc (“the Company”). This position will be located in Davidson, North Carolina and becomes effective as of July 1, 2021. I look forward to the significant contributions you will make leading the Company in the future.

The following summarizes the impact of this promotion on your compensation and benefits.

1.Your new base salary will become effective as of July 1, 2021 and will be set at an annual rate of $1,200,000 (One Million and Two Hundred Thousand U.S. dollars) paid in pro-rata payments on a monthly basis. This represents an increase of $300,000, or 33.3% above your current base salary of $900,000.

2.Your Annual Incentive Matrix (“AIM”) target opportunity will increase from 100% to 150% of your base salary. When you take into account your new base salary and your new AIM target, your annualized cash incentive target will increase from $900,000 to $1,800,000 or by $900,000 (100%). The actual award that you may receive can range from 0% to 200% of the targeted amount depending upon your performance and the performance of the Company. For the 2021 plan year, your AIM target award will be pro-rated based on your actual time in each role.

3.Beginning with the 2022 grant, your annual Long-Term Incentive (“LTI”) target will increase from $2,600,000 to $6,000,000 or by $3,400,000 (130.8%). Your LTI target value will be awarded in two parts:

•Stock Options and Restricted Stock Units (“RSU”s): Your annual equity (stock option and RSU) target will increase from $1,300,000 to $3,000,000, or by $1,700,000. At this time, it is anticipated that your 2022 equity grant will be made in an equal proportion of stock options and RSUs. The award value will be converted into stock options and RSUs based on the fair market value (FMV) of Trane Technologies ordinary shares on the date the Compensation Committee of the Board of Directors (“the Committee”) approves the awards. Stock option and RSU awards generally vest ratably, one third each year, over three years from the date of grant. Annual equity awards are contingent on and variable with your sustained performance and demonstrated leadership potential.

•Performance Share Unit (“PSUs”): Your annual grant target under the Company’s Performance Share Program (“PSP”) will increase from $1,300,000 to $3,000,000 or by $1,700,000. The target award value will be converted into PSUs based on the fair market value of Trane Technologies’ ordinary shares on the date the Committee approves the award. PSUs are based on performance over a three-year period and settled in ordinary shares of the Company. At this time, the actual
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number of PSUs earned will be based on Trane Technologies’ Cash Flow Return on Invested Capital (“CROIC”) and Total Shareholder Return (“TSR”), both relative to the S&P 500 Industrials Index over the 2022 to 2024 performance period and can range from 0% to 200% of the target number of PSUs. PSP performance goals are subject to change for future performance periods at the discretion of the Committee.

When you consider each of the items above, your Total Annual Direct Compensation target has increased from $4,400,000 to $9,000,000 or by $4,600,000 (104.5%). Your revised annual compensation is summarized in the attached Compensation Adjustment Notice.

4.In addition to the increase to your annual Total Direct Compensation, you will be awarded a special one-time equity grant in the amount of $3,140,000 on July 1, 2021. This equity grant will be denominated as follows: $720,000 in RSUs, $720,000 in stock options, both vesting ratably over 3 years, and $1,700,000 in PSUs aligned with the 2021-2023 performance cycle. The actual number of RSU, stock options and PSUs awarded will be determined using the FMV on the grant date.

5.Your minimum level of required share ownership will increase from 30,000 to 75,000 ordinary shares of the Company. You must achieve this increased ownership requirement within a five-year period from the Effective Date of this promotion.

6.You will be provided with an updated Change in Control Agreement ("CIC Agreement"), which provides economic security in the form of cash payments to the participant and enhanced coverage under certain benefit plans in the event of job loss caused by the sale of all or a substantial part of the Company. Your severance payment under a Change in Control (as defined in the CIC Agreement) will increase to 3 times your base salary plus your AIM. The actual agreement will be sent to you shortly after the effective date of your promotion.

7.In the event your employment with the Company were to involuntarily terminate (other than for cause or Change in Control), you would be eligible to receive a severance payment equal to two times the sum of your current annual base salary plus a prorated AIM award for the current year based on days worked and determined on full year performance results (paid in February of the following year according to the terms of plan). This severance payment is subject to signing a release in the form acceptable to the Company.

8.For security and safety reasons, you are required to use company-provided aircraft for both business and personal reasons. The Company will pay up to $150,000 annually for personal use of the company-provided aircraft, based on any incremental cost realized by the Company as determined under Security and Exchange Commission (“SEC”) rules. Furthermore, you will not be grossed-up for any personal individual income tax incurred when company provided aircraft is used for personal business. Lastly, family members can accompany you on personal/business trips; however, they may not use the company provided aircraft if you are not accompanying them.

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9.You will continue to be eligible to participate in the following programs:
a.Key Management Plan (“KMP”)
b.Executive Deferred Compensation Plan
c.Executive Health Program
d.Executive Long Term Disability (“LTD”) Plan
e.Financial Counseling Program
f.All employee benefit programs offered to Trane Technologies US based salaried employees in accordance with the terms and conditions of these programs

Dave, we believe that you are ideally suited to be the Company’s next President and Chief Executive Officer. To accept this offer, please sign the acceptance statement below and the attached Non-Competition Agreement and Proprietary Agreement and return them to Lynn Castrataro, Vice President, Total Rewards. If you have any questions regarding the changes in your compensation or your benefits, please call Lynn at [Phone Number Redacted].

Sincerely,

/s/ Michael W. Lamach
Michael W. Lamach
Executive Chair of the Board

cc: Marcia Avedon
Lynn Castrataro

Incl: Non-Competition Agreement
Proprietary Agreement

ACCEPTANCE
I accept your offer of employment with Trane Technologies as President and Chief Executive Officer and agree to the conditions herein and in the offer letter.

/s/ David S. Regnery	6/3/2021
Mr. David S. Regnery	Date

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EMPLOYEE NON-COMPETITION AGREEMENT

This Employee Non-Competition Agreement (the “Agreement”) is made and entered into by and between the individual executing this Agreement below (“Employee”) and Trane Technologies (the “Company”; Employee and the Company are collectively referred to as the “Parties”). The Parties, intending legally to be bound, agree as follows:

1.Consideration. In exchange for Employee entering into this Agreement, the Company agrees to promote Employee and to raise Employee’s base salary. Employee agrees that Employee would not be eligible for this promotion or pay raise in the absence of this Agreement and that this Agreement is supported by good and valuable consideration.

2.Employment. Employee shall be employed by the Company on an at-will basis, such that Employee may resign at any time and the Company may terminate Employee’s employment at any time. The at-will nature of the employment relationship may be altered only be a written agreement executed by an authorized officer of the Company. The period that Employee is employed by the Company or its affiliates is referred to in this Agreement as the “Term”.

3.Non-Competition.

a.During the Restricted Period (as defined below), Employee shall not: (i) engage in Competitive Activity (as defined below) within the Prohibited Territory (as defined below); or (ii) assist any entity or person to engage in Competitive Activity within the Prohibited Territory. Notwithstanding the preceding, the passive ownership of less than 3% of the outstanding shares in a public company shall not by itself constitute a violation of this section.

b.The “Restricted Period” means: (i) the Term; and (ii) a period of 24 months following the last day of the Term.

c. “Competitive Activity” means competing against the Company by: (i) engaging in work for a competitor of the Company that is the same as or substantially similar to the work Employee performed on behalf of the Company at any time during the last 18 months of the Term; and/or (ii) engaging in an aspect of the Business (as defined below) that Employee was involved with on behalf of the Company at any time during the last 18 months of the Term.

d.The “Business” means: (i) the business engaged in by the Company as of Employee’s last day of employment with the Company; and (ii) the business of providing climate-focused innovations, and creating efficient and sustainable climate solutions for buildings, homes and transportation.

e.“Prohibited Territory” means: (i) each city and county (or equivalent local unit of government) that Employee assisted the Company to engage in its business within at any time during the last 18 months of Term; and (ii) Employee’s sales
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territory or geographic area of responsibility at any time during the last 18 months of the Term.

4.Non-Interference.

a.During the Restricted Period, Employee shall not: (i) solicit, encourage, or cause any Restricted Customer (as defined below) to purchase any Competitive Products (as defined below); (ii) sell or provide any Competitive Products to any Restricted Customer; (iii) solicit, encourage, or cause any supplier of goods or services to the Company not to do business with or to reduce any part of its business with the Company; (iv) make any disparaging remarks about the Company or its business, services, products, or employees, whether in writing, verbally, or on any online forum, for a competitive purpose; or (v) assist, encourage or cause any person or entity to engage in any of the conduct prohibited by this Section.

b.“Restricted Customer” means: (i) any Company customer with whom Employee had business contact or communications at any time during the last 18 months of the Term; (ii) any Company customer for whom the Employee supervised or assisted with the Company’s dealings at any time during the last 18 months of the Term; and/or (iii) any Company customer about whom Employee received confidential information in the course of employment with the Company at any time during the last 18 months of the Term. “Restricted Customer” also includes any prospective Company customer: (x) with whom Employee had business contact or communications at any time during the last 18 months of the Term; and/or (y) for whom Employee was involved in preparing a Company’s proposal at any time during the last 18 months of the Term.

c.“Competitive Products” means: (i) any products or services that are competitive with the products or services offered by the Company at any time during the last 18 months of the Term; and/or (ii) any products or services that are competitive with the products or services offered by the Company with which Employee was involved at any time during the last 18 months of the Term.

5.Certain Affiliates. For purposes of the restrictions in Sections 3 (Non-Competition) and 4 (Non-Interference) (collectively, the “Covenants”), the “Company” shall mean: (a) the Company as defined in the preamble to this Agreement; and (b) any parent, subsidiary, affiliate or successor of the Company for or with whom Employee performed any services at any time during the last 18 months of the Term. Employee agrees that having the Covenants protect the business units with which Employee was involved during the last 18 months of the Term is fair and reasonable and necessary to protect the Company’s legitimate business interests.

6.Reasonableness. Employee has carefully read and considered the provisions of this Agreement and, having done so, agrees that the restrictions set forth herein are fair, reasonable, and necessary to protect the Company’s legitimate business interests, including its goodwill with its customers and employees and its confidential and trade secret information. In addition, Employee acknowledges and agrees that the foregoing
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restrictions do not unreasonably restrict Employee with respect to earning a living should Employee’s employment with the Company end. As such, Employee agrees not to contest the validity or enforceability of this Agreement in any forum. Employee’s obligations in this Agreement shall survive Employee’s last day of employment with the Company and its affiliates and shall be in addition to any restrictions imposed upon Employee by statute, at common law, or other written agreements.

7.Breach. Employee agrees that Employee’s breach of any of the obligations in this Agreement would result in irreparable damage and continuing injury to the Company. Therefore, in the event of any breach or threatened breach of such covenants, the Company shall be entitled to an injunction from a court of competent jurisdiction enjoining Employee from committing any violation of those covenants, and Employee hereby consents to the issuance of such an injunction. Employee further agrees that the Company shall not be required to post a bond to obtain such an injunction. All remedies available to the Company by reason of a breach by Employee of the provisions of this Agreement are cumulative, none is exclusive, and all remedies may be exercised concurrently or consecutively at the Company’s option.

8.Assignment and Enforcement by Affiliates. This Agreement, being personal in nature to Employee, may not be assigned or delegated by Employee. The Company shall have the right to assign or transfer this Agreement to any affiliated entity or any successor to all or substantially all of its business or assets, and Employee irrevocably consents to any such assignment or transfer. As used in this Agreement, the “Company” shall include the Company as defined above and any affiliated entity or successor to which this Agreement is assigned or transferred. Employee also agrees that (i) Employee’s transfer to any affiliate of the Company or any change in position with the Company or its affiliates will not impair the enforceability of this Agreement in any respect and (ii) any affiliate of the Company to which Employee is transferred may enforce this Agreement in all respects.

9.Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State in which Employee last worked for the Company (the “Selected State”), without regard to any conflict-of-law rules, and the Parties agree that this Agreement was made in the Selected State. Employee irrevocably consents to service of process in any litigation related to this Agreement via nationally recognized overnight carrier to Employee’s last home address in the Company’s records, without limiting other service methods allowed by applicable law. Employee agrees that the terms in this Section are material provisions of this Agreement, that the Company has a legitimate interest in the application of this Section, that this Section does not impose an undue hardship on Employee, and that Employee is voluntarily and knowingly agreeing to the terms in this Section.

10.Judicial Modification. If a court of competent jurisdiction or an arbitration panel to which a dispute is submitted determines that any provision of this Agreement is invalid then the Parties request that such court or panel modify such provision by “blue-penciling” or otherwise in order to render such provision not invalid and then enforce the provision as modified. The Parties further agree that each provision of this Agreement is severable from each other provision of this Agreement.
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11.Miscellaneous. No modification, termination, or attempted waiver of any of the provisions of this Agreement shall be binding upon the Company unless reduced to writing and signed by a duly authorized Company official. This Agreement shall be construed according to a plain reading of its terms and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision in this Agreement.

12.Entire Agreement. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter contained herein and supersedes any and all prior and contemporaneous agreements, representations and understandings of the Parties related to the subject matter contained herein, provided that it does not supersede any obligations of Employee to the Company or its affiliates under other written agreements.

IN WITNESS WHEREOF, the undersigned hereto set their hands and seals as of the dates set forth below.

Employee:

Date: __6/3/2021_________________________
Signature _/s/ David S. Regnery______________
Printed Name _David S. Regnery_____________

The Company:

Date: _6/3/2021 _______________
By: /s/ Michael W. Lamach

Michael W. Lamach
Executive Chair of the Board

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Employee Proprietary Rights and Confidentiality Agreement

In consideration of Trane Technologies, its affiliates, subsidiaries, successors and assigns (the "Company") employing and/or promoting me, providing training, and for other good and valuable consideration including a portion of my compensation, I agree as follows:

1.Assignment of Invention. To promptly disclose, and I do hereby assign and agree to assign to the Company, or its designee, as its exclusive property, all inventions, works of authorship, copyrights, discoveries, information and technical or business innovations developed, made or conceived by me solely or jointly with others, whether or not during normal working hours, (a) during the period of such employment, if such inventions, works of authorship, copyrights, discoveries, information and technical or business innovations are related either directly to the business of the Company or to the demonstrably anticipated research or development work of the Company, or (b) with the use of the equipment, supplies, facilities or confidential information of the Company, or (c) within one year after termination of such employment if conceived as a direct result of and attributable to work done during such employment and related to the business of the Company and to my employment.

2.Work Made for Hire. That any work product amounting to an original work of authorship made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company which qualifies for consideration as a “work made for hire” under the copyright laws is a “work made for hire,” as that term is defined in the United States Copyright Act and ownership of such work immediately vests with the Company.

3.Assistance; Power of Attorney. To execute all necessary documents and otherwise provide proper assistance (at the Company’s expense) during and subsequent to my employment, to enable the Company to obtain for itself or its nominees, patents, copyrights, trade secrets, or other legal protection for such inventions, works of authorship, copyrights, discoveries, information and technical or business innovations in any and all countries. I grant to the Company power of attorney to execute and deliver any such documents on my behalf in my name and to do all other lawfully permitted acts to transfer the inventions, works of authorship, copyrights, discoveries, information and technical or business innovations to the Company and further the transfer, issuance, prosecution, and maintenance of all intellectual property rights therein, to the full extent permitted by law, if I do not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be impacted by my subsequent incapacity.

4.Commercialization. That the decision whether or not to commercialize or market any inventions, works of authorship, copyrights, discoveries, information and technical or business innovations is within the Company’s sole discretion and for the Company’s sole benefit, and I shall not file any patent, copyright or trademark application relating to any such inventions, works of authorship, copyrights, discoveries, information and technical or business innovations except with the prior written consent of an authorized representative of the Company.

5.Pre-Existing Intellectual Property. I agree to report via email to IP@tranetechnologies.com all patents, works of authorship, copyrights, inventions, applications and registrations owned by me that I created or invented prior to my employment by the Company and that relate in any way to the business or contemplated business, products, activities, research or development of the Company. If I do not report such pre-existing intellectual property to Company, I hereby represent and warrant that I do not own such rights. To the extent that I incorporate any intellectual property rights that I own into any of my work product for Company, I hereby irrevocably grant to the Company a royalty-free, fully paid-up, perpetual, transferable, worldwide non-exclusive license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, offer to sell, sell, import and otherwise distribute such intellectual property rights as part of or in connection with such work product, and to practice any method related thereto. I shall not incorporate any intellectual property rights that are owned by a third party, including any former employer, into any of my work product without obtaining the prior written consent of the Company.

6.Notice of Inapplicability to Certain Employee Inventions. No provision is this Agreement is intended to require assignment of any of my rights in an invention created during my employment by the Company for which no equipment, supplies, facility, intellectual property or confidential information of the Company was used and which was developed entirely on my own time, and (1) which does not relate (a) to the business or contemplated business, products, or activities of the Company or (b) to the Company’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by me for the Company. It is my responsibility to contact the Company’s Legal Department (IP@tranetechnologies.com) to confirm that this Agreement does not apply to a specific invention prior to protecting such invention.

7.Confidential Information. In the course of my employment with the Company, I will have access to and learn about confidential, secret and proprietary information of the Company including some of the most intimate knowledge of the Company, its products and its people that I understand the Company needs to protect from unauthorized use and/or disclosure. Accordingly, any and all information concerning the Company, its products and processes, its customers, and its prospective customers which I receive, acquire or learn during my employment which is not known to the general public shall be deemed confidential information. Such information shall include, but not be limited to, the business, methods of doing business, design, testing and manufacturing processes, strategic plans, product development and designs, passwords and access control, customers, prospective customers (or their methods of doing business), financial, technical, trade secret, economic, sales and/or other types of proprietary business information of the Company, in whatever form, whether oral, written or electronic (collectively the “confidential information”). I understand that the above list is not exhaustive, and that confidential information includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstance in which the information is known or used. I agree to treat all confidential information as strictly confidential and I shall not during or after my employment disclose or use any such confidential information other than as authorized for the benefit of the Company during the performance of my responsibilities for the Company.

Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement, I understand that I will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the Company’s trade secrets to my attorney and use the trade secret information in the court proceeding if I (1) file any document containing the trade secret under seal; and (2) do not disclose the trade secret, except pursuant to court order.

8.Company Property and Material. To not remove from the Company offices any of the Company's or its customers' records, documents, files, correspondence, reports, memoranda or other materials or property of any kind except as necessary to the performance of my responsibilities. In the event of any such removal, I shall return all such materials to their appropriate place as soon as possible following their removal. I shall not make, retain or distribute any copies of any such material for any reason except as authorized and necessary for the performance of my responsibilities. I shall not divulge to any third party the nature or contents of any such material or of any information to which I may have access or which for any reason I may become familiar, or allow any third party to use, except as such disclosure or use shall be necessary in the performance of my responsibilities. To return to the Company, on the termination of my employment, all items which belong to the Company or which by their nature are for the use of Company employees only, including, without limitation, all equipment and all written, electronic and other materials which are of a secret, proprietary or confidential nature relating to the business of the Company or its affiliates and/or its clients or customers.

9.Prior Employment. To respect any and all valid obligations which I may now have to prior employers or to others relating to confidential information, inventions, or discoveries which are the property of those prior employers or others as the case may be, and to promptly supply to the Company a copy of each written agreement setting forth any such obligation, if allowed by the agreement, or otherwise to disclose such obligations to the Company.

10.Covenant Not To Induce Other Employees to Leave. For a period of 24 months following the end of my employment (for any reason), I agree not to directly or indirectly recruit, or attempt to recruit, or hire, any employee(s), sales representative(s), agent(s) or consultant(s) of the Company and further agree not to induce them in any way to terminate their employment, representation or other association with the Company without the prior written consent of the Company.

11.Non-Disparagement. From the time of my departure from the Company and in perpetuity, I further agree not to make any statement or criticism that could reasonably be deemed to be adverse to the interests of the Company or its current or former officers, directors, or employees. Without limiting the generality of the foregoing, this includes any disparaging statements concerning, or criticisms of, the Company and its current or former directors, officers or, employees, made in public forums or to the Company’s investors, external analysts, customers and service providers.

12.Transfer. That should I be transferred to an entity that is affiliated with the Company, this Agreement shall continue in full force and effect.

13.Binding Obligations. That my obligations in this Agreement shall be binding on my assigns, heirs, executors and other legal representatives.

14.Severability. That the provisions of this Agreement are severable and if any provision is invalid or unenforceable it shall not affect the validity of any other provision.

15.Other Agreements. That this Agreement shall be in addition to and not in limitation of any rights of the Company or other agreements with the Company.

I agree that any violation of these commitments will be a material breach by me of this Agreement. I agree that I will be liable for damages (both compensatory and punitive) incurred by the Company as a result of the breach of any of the paragraphs above. I agree that damages may be an inadequate remedy for breaches of this Agreement and in addition to damages and any other available relief, a court shall be empowered to grant injunctive relief. This Agreement shall be in addition to and not in limitation of any rights of the Company or other agreements with the Company. I agree my obligations hereunder shall remain in effect throughout my employment by the Company unaffected by any transfer between the Company and an affiliated company or between subsidiaries. I agree that the restrictions set forth in this Agreement are essential to the Company's business and any violation of these restrictions will irreparably damage the Company. Consequently, I agree that, in addition to all of the rights and remedies the Company shall have, the Company shall have the right to obtain an injunction from any court of competent jurisdiction, without posting a bond, enjoining the breach of any of the restrictions set forth in this Agreement. The invalidity or unenforceability of any provisions of this Agreement as applied to a particular occurrence or circumstance or otherwise shall not affect the validity and enforceability or applicability of any other provision of this Agreement. In the event that a court determines that the restrictions above are unreasonable as to length, duration, or content, I agree that such court shall modify these provisions to the extent necessary to be enforceable to the maximum extent permitted by law.

Agreed and Accepted:

Signature: _/s/ David S. Regnery__________

Print Name:_David S. Regnery_____________

Date:_6/3/2021__________________________

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